Exhibit 99.1

NEWS RELEASE

DRAFT
May 3, 2007

Media Contacts:
Mary De La Garza
972-453-7016
mary.delagarza@idearc.com

David Matthews
972-453-7691
david.matthews@idearc.com

Investor Relations Contact:
Dee Jones
972-453-7364
dee.jones@idearc.com

Idearc Reports Revenue Growth Driven By

Multi-Platform Products

Continued Strong Cash Flow Delivers Quarterly Dividend

DALLAS – Idearc Inc. (NYSE: IAR), publisher of the Verizon® Yellow Pages and home to Superpages.com® (www.superpages.com), today announced its 2007 first-quarter financial results. The company is reporting:

•	Full-year guidance achieving close to flat multi-revenues for 2007;

•	Healthy cash flow that will fund another dividend to stockholders;

•	Improvement in multi-product advertising sales of more than 400 basis points, compared to the first quarter 2006; and,

•	More than 30 percent growth in Superpages.com revenue and a 36 percent increase in overall network searches.

“Our strategy to invest back into the business is working,” said President and CEO Kathy Harless. “Our first-quarter results are positive. We will continue to drive the print business and take advantage of significant growth opportunities with Superpages.com.”

Harless continued: “When you remove the one-time costs associated with our spin-off from Verizon and activities associated with discontinued printing operations, the results give a picture of a growing industry leader. We are continuing to build momentum with our multi-platform strategy, and we are confident about our future.”

Dividend Declaration – Strong cash flow allows second dividend payment

Yesterday, May 2, 2007, the Idearc board of directors declared a quarterly dividend of 34.25 cents per outstanding share. The dividend is payable on or about June 7, 2007, to stockholders of record at the close of business on May 16, 2007.

Operational Overview – Capitalizing on Key Growth Opportunities

Key to Idearc’s continued progress is the ability to drive print results and identify and capitalize on profitable growth opportunities consistent with priorities for 2007:

•	Continue driving double-digit Internet sales

•	Continue driving print sales

•	Maintain healthy margins

Investing in Product Innovation for Growth – New products drive revenue growth and increase usage by getting content to more consumers in more ways. Idearc currently publishes more than 170 Verizon® Yellow Pages Companion Directories – more versions of a portable yellow pages than any other directory publisher. Idearc has doubled the number of companion directories published since 2005, which has contributed to improved sales and revenue performance. In 2007, the focus is on driving customer penetration for current companion directories.

In addition, Solutions on the MoveTM, a coupon booklet for new movers, launched in Mid-Atlantic markets in the first quarter, joining Idearc’s Solutions At Hand TM magazines and Solutions DirectTM advertising postcards. In 2007, the focus for these products is expansion to select new markets.

Investing in Name/Brand Recognition – On March 26, Idearc launched two 30-second brand identity commercials on national cable television to underscore the connection between the new Idearc brand and the established brand equity of Verizon Yellow Pages and Superpages.com. The commercials are expected to be seen by more than 89 million people nationwide over a 10-week period.

Strong Market Expansion Continues – Idearc is continuing to drive recurring revenues, efficiently and profitably, by investing in the business. In the first quarter, Idearc opened a new sales office in Stockton, Calif., as part of a plan to fill out its northern California footprint. Idearc is evaluating other potential markets to generate more advertising sales, enhance Superpages.com content, and strengthen appeal to large national advertisers. Idearc now is in more than 40 expansion markets.

Monetizing Local Search – Superpages.com is a key growth area. Superpages.com’s unique mix of fixed-fee and performance-based products appeals to a broad set of advertisers. In the first quarter, the company:

•	Launched a new suite of performance-based advertising packages, which contributed to a solid increase in sales.

•

Advanced its strategy of presenting relevant advertiser content to high-quality targeted leads by signing agreements with abcsearch.com and Local.com to place Superpages.com advertisers on their sites. Superpages.com has agreements that place our customers’ ads on more than 200 other Internet sites, including Google®, Yahoo! and MSN.

•	Increased national Internet sales presence by opening an additional office in Alpharetta, Ga. This expansion increases Idearc’s ability to attract new advertisers and capture additional revenue.

Financial Overview – Strong first-quarter results consistent with expectations/on track to deliver on 2007 guidance

Driven by continued improvement in print sales and strong growth in Superpages.com, adjusted pro forma revenues were flat in the first quarter compared to the same period in 2006. Without adjusting for 2006 discontinued operations, 2007 first-quarter revenue of $806 million reflected a slight decline (0.9 percent) compared to $813 million recorded for the same period in 2006.

Internet revenue of $68 million in the first quarter of 2007 reflected continued strong performance with more than 30 percent growth compared to the same period in 2006 and a 36 percent increase in network searches. Superpages.com’s consistent strong performance was driven by solid growth from all sales channels, increased traffic and pay-for-performance product offerings.

Idearc also reported operating income before interest, taxes, depreciation and amortization (OIBITDA) of $356 million for the first quarter of 2007. On an adjusted pro forma basis, excluding a one-time cost of $25 million, OIBITDA for the first quarter was $381 million, a decline of 4.5 percent compared to the same period in 2006. The slight contraction was due primarily to the company’s investment in additional sales representatives in 2006, which was completed in the second quarter of 2006. Adjusted pro forma OIBITDA results produced adjusted pro forma margins of 47.3 percent in the first quarter of 2007 and 49.5 percent in the same period in 2006. Adjusted pro forma OIBITDA increased $18 million or 5.0 percent from the fourth quarter of 2006 due to improved revenue, reduced bad debt expense and timing of selling expense.

The company reported net income of $104 million, or 71 cents per diluted share, for the first quarter of 2007. Net income includes the effect of one-time costs related to the spin-off from Verizon of $16 million after tax, or 11 cents per diluted share. Adjusting for these items as set forth in the accompanying financial schedules, Idearc’s adjusted pro forma net income was $120 million or 82 cents per diluted share.

Free cash flow for the period was $191 million, including the cash impact of $12 million associated with one-time transition costs.

Multi-Product Advertising Sales – Improvement in print and strong Internet growth drive first-quarter advertising sales

Multi-product advertising sales were close to flat in the first-quarter, reflecting a slight decline, (0.3 percent), as compared to the first-quarter of 2006. This is an improvement of more than 400 basis points from first-quarter 2006 multi-product advertising sales of -4.6 percent. These results show a combination of continued improvement in print advertising sales and the strong performance of Superpages.com, which reflected a substantially increased growth rate due to a 36 percent increase in overall network searches.

2007 Guidance – Strong first quarter positions the company well to achieve previously communicated guidance for full year 2007

Idearc is reiterating 2007 guidance, noting close to flat multi-product revenues expected for the year and only slight OIBITDA margin contraction from 2006 adjusted pro forma results due to continued changes in the company’s revenue mix.

Note: This press release includes non-GAAP financial measures. See the financial schedules accompanying this press release and www.idearc.com/investor for reconciliations of these non-GAAP financial measures to generally accepted accounting principles (GAAP).

###

About Idearc Inc.

Idearc Inc. (NYSE:IAR) connects buyers with sellers with its multi-platform of advertising solutions including Verizon® Yellow Pages and smaller-sized portable Verizon® Yellow Pages Companion Directories, Superpages.com® , Superpages MobileSM, Solutions At Hand™ magazine and Solutions Direct™ direct mail packages. Idearc provides sales, publishing and other related services for more than 1,200 distinct directory titles in 35 states and the District of Columbia. Superpages.com, the expert in local search with more than 2.8 billion network searches in 2006 and 18 million businesses in the United States, offers advertisers a variety of online advertising solutions. Superpages Mobile provides local search functionality for wireless subscribers. For more information, visit www.idearc.com.

IDEARC INC.
Consolidated Statements of Income Reported (GAAP) Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

(dollars in millions, except per share amounts)

	3 Mos. Ended	3 Mos. Ended
Unaudited	3/31/2007	3/31/2006	% Change
Operating Revenue
Print products	$737	$752	(2.0)
Internet	68	52	30.8
Other	1	9	(88.9)

Total Operating Revenue	806	813	(.9)

Operating Expense
Selling	187	171	9.4
Cost of sales (exclusive of depreciation and amortization)	166	162	2.5
General and administrative	97	99	(2.0)
Depreciation and amortization	22	23	(4.3)

Total Operating Expense	472	455	3.7

Operating Income	334	358	(6.7)
Interest expense (income), net	170	(6)	NM

Income Before Provision for Income Taxes	164	364	(54.9)
Provision for income taxes	60	141	(57.4)

Net Income	$104	$223	(53.4)

Basic and Diluted Earnings per Common Share (1)	$.71	$1.53	(53.6)
Basic and diluted weighted-average common shares outstanding (in millions)	146	146

Dividends Declared per Common Share	$.3425	$—

Note:

(1)

The number of shares issued in the spin-off on November 17, 2006 was approximately 146 million. For basic and diluted earnings per share calculations for 2006, it was assumed that approximately 146 million shares were outstanding for the entire period. Restricted stock awards granted in the first quarter of 2007 caused an immaterial increase in the number of dilutive shares with no material impact to the calculation of Diluted Earnings per Share.

IDEARC INC.
Consolidated Statements of Income Adjusted Pro Forma (Non-GAAP)(1) Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

(dollars in millions, except per share amounts)

	3 Mos. Ended	3 Mos. Ended
Unaudited	3/31/2007	3/31/2006	% Change
Operating Revenue
Print products	$737	$752	(2.0)
Internet	68	52	30.8
Other	1	2	(50.0)

Total Operating Revenue	806	806	—

Operating Expense
Selling	187	163	14.7
Cost of sales (exclusive of depreciation and amortization)	166	147	12.9
General and administrative	72	97	(25.8)
Depreciation and amortization	22	23	(4.3)

Total Operating Expense	447	430	4.0

Operating Income	359	376	(4.5)
Interest expense (income), net	170	175	(2.9)

Income Before Provision for Income Taxes	189	201	(6.0)
Provision for income taxes	69	78	(11.5)

Net Income	$120	$123	(2.4)

Basic and Diluted Earnings per Common Share (2)	$.82	$.84	(2.4)
Basic and diluted weighted-average common shares outstanding (in millions)	146	146

Note

(1)

These consolidated statements of income provide a comparison of the three months ended March 31, 2007 adjusted pro forma results to the three months ended March 31, 2006 adjusted pro forma results. The following schedules provide a reconciliation from our reported GAAP results to adjusted pro forma non-GAAP results for the periods shown above.

(2)

The number of shares issued in the spin-off on November 17, 2006 was approximately 146 million. For basic and diluted earnings per share calculations for 2006, it was assumed that approximately 146 million shares were outstanding for the entire period. Restricted stock awards granted in the first quarter of 2007 caused an immaterial increase in the number of dilutive shares with no material impact to the calculation of Diluted Earnings per Share.

IDEARC INC.
Consolidated Statements of Income Adjusted Pro Forma (Non-GAAP)(1) Three Months Ended March 31, 2007 Compared to Three Months Ended December 31, 2006

(dollars in millions, except per share amounts)

	3 Mos. Ended	3 Mos. Ended
Unaudited	3/31/2007	12/31/2006	% Change
Operating Revenue
Print products	$737	$737	—
Internet	68	63	7.9
Other	1	1	—

Total Operating Revenue	806	801.6

Operating Expense
Selling	187	194	(3.6)
Cost of sales (exclusive of depreciation and amortization)	166	151	9.9
General and administrative	72	93	(22.6)
Depreciation and amortization	22	22	—

Total Operating Expense	447	460	(2.8)

Operating Income	359	341	5.3
Interest expense (income), net	170	176	(3.4)

Income Before Provision for Income Taxes	189	165	14.5
Provision for income taxes	69	68	1.5

Net Income	$120	$97	23.7

Basic and Diluted Earnings per Common Share (2)	$.82	$.67	22.4
Basic and diluted weighted-average common shares outstanding (in millions)	146	146

Note:

(1)

These consolidated statements of income provide a comparison of the three months ended March 31, 2007 adjusted pro forma results to the three months ended December 31, 2006 adjusted pro forma results. The following schedules provide a reconciliation from our reported GAAP results to adjusted pro forma non-GAAP results for the periods shown above.

(2)

The number of shares issued in the spin-off on November 17, 2006 was approximately 146 million. For basic and diluted earnings per share calculations for 2006, it was assumed that approximately 146 million shares were outstanding for the entire period. Restricted stock awards granted in the first quarter of 2007 caused an immaterial increase in the number of dilutive shares with no material impact to the calculation of Diluted Earnings per Share.

IDEARC INC.
Consolidated Statements of Income Reconcialiation from Reported (GAAP) to Adjusted Pro Forma (Non-GAAP) Three Months Ended March 31, 2007

(dollars in millions, except per share amounts)

		Non-Recurring Items
Unaudited	3 Mos. Ended 3/31/07 Reported (GAAP)	Stock Based Compensation (3)	Separation Costs (4)	3 Mos. Ended 3/31/07 Adjusted Pro Forma (Non-GAAP)
Operating Revenue
Print products	$737	$—	$—	$737
Internet	68	—	—	68
Other	1	—	—	1

Total Operating Revenue	806	—	—	806

Operating Expense
Selling	187	—	—	187
Cost of sales (exclusive of depreciation and amortization)	166	—	—	166
General and administrative	97	(9)	(16)	72
Depreciation and amortization	22	—	—	22

Total Operating Expense	472	(9)	(16)	447

Operating Income	334	9	16	359
Interest expense (income), net	170	—	—	170

Income Before Provision for Income Taxes	164	9	16	189
Provision for income taxes	60	3	6	69

Net Income	$104	$6	$10	$120

Basic and Diluted Earnings per Common Share (1)	$.71	$.04	$.07	$.82
Basic and diluted weighted-average common shares outstanding (in millions)	146	146	146	146

Operating Income	$334	$9	$16	$359
Depreciation and Amortization	22	—	—	22

OIBITDA (non-GAAP) (2)	$356	$9	$16	$381

OIBITDA (non-GAAP) margin (2)	44.2%			47.3%

Notes:

(1)

The number of shares issued in the spin-off on November 17, 2006 was approximately 146 million. For basic and diluted earnings per share calculations for 2006, it was assumed that approximately 146 million shares were outstanding for the entire period. Restricted stock awards granted in the first quarter of 2007 caused an immaterial increase in the number of dilutive shares with no material impact to the calculation of Diluted Earnings per Share.

(2)	OIBITDA is a non-GAAP measure that represents Operating Income Before Interest, Taxes, Depreciation, and Amortization. OIBITDA margin is calculated by dividing OIBITDA by total operating revenue.
(3)	The stock-based compensation of $9 million reflects a one-time incentive compensation award given to most of the Company’s employees in January of 2007.
(4)	Separation costs are non-recurring costs associated with becoming a stand-alone entity as a result of the spin-off from Verizon.

IDEARC INC.
Consolidated Statements of Income Reconciliation from Reported (GAAP) to Adjusted Pro Forma (Non-GAAP) Three Months Ended March 31, 2006

(dollars in millions, except per share amounts)

		Pro Forma Items
Unaudited	3 Mos. Ended 3/31/06 Reported (GAAP)	Pension OPEB Reduction (3)	Printing Contract (4)	Debt (5)	3 Mos. Ended 3/31/06 Adjusted Pro Forma (Non-GAAP)
Operating Revenue
Print products	$752	$—	$—	$—	$752
Internet	52	—	—	—	52
Other	9	—	(7)	—	2

Total Operating Revenue	813	—	(7)	—	806

Operating Expense
Selling	171	(8)	—	—	163
Cost of sales (exclusive of depreciation and amortization)	162	(2)	(13)	—	147
General and administrative	99	(2)	—	—	97
Depreciation and amortization	23	—	—	—	23

Total Operating Expense	455	(12)	(13)	—	430

Operating Income	358	12	6	—	376
Interest expense (income), net	(6)	—	—	181	175

Income Before Provision for Income Taxes	364	12	6	(181)	201
Provision for income taxes	141	4	3	(70)	78

Net Income	$223	$8	$3	$(111)	$123

Basic and Diluted Earnings per Common Share (1)	$1.53	$.05	$.02	$(.76)	$.84
Basic and diluted weighted-average common shares outstanding (in millions)	146	146	146	146	146

Operating Income	$358	$12	$6	$—	$376
Depreciation and Amortization	23	—	—	—	23

OIBITDA (non-GAAP) (2)	$381	$12	$6	$—	$399

OIBITDA (non-GAAP) margin (2)	46.9%				49.5%

Notes:

(1)

The number of shares issued in the spin-off on November 17, 2006 was approximately 146 million. For basic and diluted earnings per share calculations, it was assumed that approximately 146 million shares were outstanding for the entire period. No additional shares were issued through December 31, 2006.

(2)	OIBITDA is a non-GAAP measure that represents Operating Income Before Interest, Taxes, Depreciation, and Amortization. OIBITDA margin is calculated by dividing OIBITDA by total operating revenue.
(3)

On-going pension costs are expected to be reduced, primarily as a result of the 414(l) pension asset transfer from the Verizon Pension Plan as the result of the Idearc spin-off from Verizon. This reduction is partially offset by anticipated higher OPEB costs. This pro forma adjustment reflects the expected on-going pension and OPEB cost levels for this historical period.

(4)

Reflects the impact of entering into a new printing contract which resulted in exiting the commercial printing business ($7 million in revenue and $4 million in costs) and a reduction in printing cost rates.

(5)

As a result of the spin-off on November 17, 2006, Idearc now has $9.1 billion of debt and will incur interest expense that it did not incur in the past. This pro forma adjustment is to reflect the ongoing interest expense levels during this historical period.

IDEARC INC.
Consolidated Statements of Income Reconciliation from Reported (GAAP) to Adjusted Pro Forma (Non-GAAP) Three Months Ended December 31, 2006

(dollars in millions, except per share amounts)

	3 Mos. Ended 12/31/2006 Reported (GAAP)	Non-Recurring Items		3 Mos. Ended 12/31/2006 Adjusted (Non- GAAP)	Pro Forma Items			3 Mos. Ended 12/31/2006 Adjusted Pro Forma (Non- GAAP)
		Stock Based Compensation Charge (3)	Separation Costs (4)		Pension OPEB Reduction (5)	Printing Contract (6)	Debt (7)
Unaudited
Operating Revenue
Print products	$737	$—	$—	$737	$—	$—	$—	$737
Internet	63	—	—	63	—	—	—	63
Other	1	—	—	1	—	—	—	1

Total Operating Revenue	801	—	—	801	—	—	—	801

Operating Expense
Selling	199	—	—	199	(5)	—	—	194
Cost of sales (exclusive of depreciation and amortization)	155	—	—	155	(1)	(3)	—	151
General and administrative	162	(39)	(28)	95	(2)	—	—	93
Depreciation and amortization	22	—	—	22	—	—	—	22

Total Operating Expense	538	(39)	(28)	471	(8)	(3)	—	460

Operating Income	263	39	28	330	8	3	—	341
Interest expense (income), net	81	—	—	81	—	—	95	176

Income Before Provision for Income Taxes	182	39	28	249	8	3	(95)	165
Provision for income taxes	83	15	3	101	3	1	(37)	68

Net Income	$99	$24	$25	$148	$5	$2	$(58)	$97

Basic and Diluted Earnings per Common Share (1)	$.68	$.17	$.17	1.02	$.03	$.01	$(.40)	$.67
Basic and diluted weighted-average common shares outstanding (in millions)	146	146	146	146	146	146	146	146

Operating Income	$263	$39	$28	$330	$8	$3	$—	$341
Depreciation and Amortization	22	—	—	22	—	—	$—	22

OIBITDA (non-GAAP) (2)	$285	$39	$28	$352	$8	$3	$—	$363

OIBITDA (non-GAAP) margin (2)	35.6%			43.9%				45.3%

Notes:

(1)

The number of shares issued in the spin-off on November 17, 2006 was approximately 146 million. For basic and diluted earnings per share calculations, it was assumed that approximately 146 million shares were outstanding for the entire period. No additional shares were issued through December 31, 2006.

(2)	OIBITDA is a non-GAAP measure that represents Operating Income Before Interest, Taxes, Depreciation, and Amortization. OIBITDA margin is calculated by dividing OIBITDA by total operating revenue.
(3)

The stock-based compensation charge reflects a one-time adjustment to record stock compensation expense of $39 million associated with Verizon stock-based compensation and other stock-based awards that vested at the time of spin-off.

(4)	Separation costs are non-recurring costs associated with becoming a stand-alone entity as a result of the spin-off from Verizon.
(5)

On-going pension costs are expected to be reduced, primarily as a result of the 414(l) pension asset transfer from the Verizon Pension Plan as the result of the Idearc spin-off from Verizon. This reduction is partially offset by anticipated higher OPEB costs. This pro forma adjustment reflects the expected on-going pension and OPEB cost levels for this historical period.

(6)	Reflects the impact of entering into a new printing contract, which resulted in a reduction in printing cost rates.
(7)

As a result of the spin-off on November 17, 2006, Idearc now has $9.1 billion of debt and will incur interest expense that it did not incur in the past. This pro forma adjustment is to reflect the ongoing interest expense levels during this historical period.

IDEARC INC.
Consolidated Balance Sheets Reported (GAAP) As of Periods Ended March 31, 2007 and December 31, 2006

(dollars in millions)

Unaudited	3/31/2007	12/31/2006	$ Change
Assets
Current assets:
Cash and cash equivalents	$301	$172	$129
Accounts receivable, net of allowances of $73 and $76	377	325	52
Deferred directory costs	164	147	17
Current deferred tax assets	15	50	(35)
Prepaid expenses and other	10	13	(3)

Total current assets	867	707	160

Property, plant and equipment	479	474	5
Less: accumulated depreciation	341	331	10

	138	143	(5)

Goodwill	73	73	—
Other intangible assets, net	96	103	(7)
Pension assets	178	174	4
Non-current deferred tax assets	61	21	40
Debt issuance costs	95	97	(2)

Total Assets	$1,508	$1,318	$190

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued liabilities	$390	$412	$(22)
Deferred revenue	225	190	35
Current maturities of long-term debt	48	48	—
Other	33	42	(9)

Total current liabilities	696	692	4

Long-term debt	9,055	9,067	(12)
Employee benefit obligations	399	401	(2)
Unrecognized tax benefits	108	—	108
Other liabilities	5	4	1

Stockholders’ equity (deficit):
Common stock ($.01 par value; 225 million shares authorized, 146,858,870 and 145,851,862 shares issued and outstanding in 2007 and 2006, respectively)	1	1	—

Additional paid-in capital (deficit)	(8,782)	(8,786)	4
Retained earnings	94	7	87
Accumulated other comprehensive loss	(68)	(68)	—

Total stockholders’ equity (deficit)	(8,755)	(8,846)	91

Total Liabilities and Stockholders’ Equity (Deficit)	$1,508	$1,318	$190

IDEARC INC.
Condensed Consolidated Statements of Cash Flows Reported (GAAP) Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006

(dollars in millions)

Unaudited	3 Mos. Ended 3/31/07	3 Mos. Ended 3/31/06	$ Change
Cash Flows from Operating Activities
Net Income	$104	$223	$(119)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	22	23	(1)
Employee retirement benefits	3	14	(11)
Deferred income taxes	—	(3)	3
Provision for uncollectible accounts	32	36	(4)
Changes in current assets and liabilities
Accounts receivable	(84)	(37)	(47)
Deferred directory costs	(17)	8	(25)
Other current assets	(1)	(5)	4
Accounts payable and accrued liabilities	139	113	26
Other, net	3	1	2

Net cash provided by operating activities	201	373	(172)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(10)	(13)	3
Proceeds from sale of assets	—	20	(20)
Other, net	—	3	(3)

Net cash (used in) provided by investing activities	(10)	10	(20)

Cash Flows from Financing Activities
Repayment of long-term debt	(12)	—	(12)
Change in note receivable due from former parent	—	(159)	159
Dividends paid to Idearc stockholders	(50)	—	(50)
Dividends / returns of capital paid to former parent	—	(224)	224

Net cash used in financing activities	(62)	(383)	321

Increase in cash and cash equivalents	129	—	129
Cash and cash equivalents, beginning of year	172	—	172

Cash and cash equivalents, end of period	$301	$—	$301

IDEARC INC.
Multi-Product Advertising Sales (Non-GAAP)

(dollars in millions)

	3 Mos. Ended	3 Mos. Ended	3 Mos. Ended
Unaudited	3/31/07	3/31/06	3/31/05
Net Print Products Revenue(1)	$711	$729	$770
% Change year-over-year	-2.5%	-5.3%

Net Internet Revenue(2)	68	52	49
% Change year-over-year	30.8%	6.1%

Net Multi-Product Advertising Sales(3)	779	781	819
% Change year-over-year	-0.3%	-4.6%

Notes:

(1)	Net print products revenue represents the total revenue value (less a provision for sales allowances) of directories published that will be amortized over the life of the directories, which is typically 12 months. Directories from preceding periods have been aligned to match the publication schedule of 2007 publications, allowing for a meaningful comparison of current publications to previous publications.
(2)	Net Internet revenue represents total revenue for our fixed-fee and performance-based advertising products less a provision for sales allowances. Fixed-fee advertising includes advertisement placement on our Superpages.com website, and website development and hosting for our advertisers. Revenue from fixed-fee advertisers is recognized monthly over the life of the advertising service. Performance-based advertising revenue is earned when consumers connect with our Superpages.com advertisers by a “click” on their Internet advertising or a phone call to their business. Revenue from performance-based advertising is recognized when there is evidence that qualifying transactions have occurred.
(3)	Net multi-product advertising sales is a statistical measure. It is important to distinguish net multi-product advertising sales from total operating revenue, which on our financial statements is recognized under the deferral and amortization method.

IDEARC’S ONLINE NEWS CENTER: Idearc news releases, fact sheets, biographies, media contacts, high quality video and images and other information are available at Idearc’s News Center on the World Wide Web at www.idearc.com/pressroom.

Some statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements. These forward-looking statements include statements that reflect the current views of our senior management with respect to our financial performance and future events with respect to our business and industry in general. Statements that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook” and similar statements of a future or forward-looking nature identify forward-looking statements. Forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, the following:

•	risks inherent in our spin-off from our former parent corporation, Verizon Communications Inc., including increased costs and reduced profitability associated with operating as an independent company;

•	risks related to borrowings made in connection with our spin-off;

•	risks associated with our dependence on key agreements entered into with Verizon in connection with our spin-off;

•	risks associated with our ability to replicate services provided to us by Verizon prior to our spin-off and currently under the transition services agreement;

•	increased demands on our management team as a result of operating as an independent company;

•	changes in our competitive position due to competition from other yellow pages publishers and search engines and/or our ability to anticipate or respond to changes in technology and user preferences;

•	changes in the availability and cost of printing raw materials and third-party printers and distributors;

•	changes in U.S. labor, business, political and/or economic conditions;

•	changes in governmental regulations and policies and actions of regulatory bodies;

•	changes in operating performance; and

•	access to capital markets and changes in credit ratings.

For further details and a discussion of these and other risks and uncertainties, please see Idearc Inc.’s filings with the Securities and Exchange Commission, which you may view at www.sec.gov, and in particular, Idearc Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

Other unknown or unpredictable factors could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. We caution you not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements concerning Idearc Inc., or other matters attributable to Idearc Inc. or any person acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. Idearc Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

IAR-G